EXHIBIT 99.1

Washington Banking Company Earns $3.6 million, or $0.24 per Share

OAK HARBOR, WA – October 27, 2011 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported another profitable quarter. Net income totaled $3.6 million, or $0.24 per diluted share, in the third quarter ended September 30, 2011, and $10.6 million, or $0.69 per diluted share, in the first nine months of the year. In the third quarter a year ago, net income available to common shareholders was $16.0 million, or $1.03 per share, which included a $19.9 million pre-tax bargain purchase gain and after $415,000 for preferred dividends.

“Our third quarter profits continue to demonstrate the strength of our franchise and the benefits we gained from the FDIC assisted acquisitions last year,” said Jack Wagner, President and Chief Executive Officer. “We recently announced a number of promotions that will become effective at the beginning of 2012; our COO Bryan McDonald will take over as President and Chief Executive Officer of the Bank, while I will continue as President and CEO of the holding company, allowing me to focus more on strategic issues as the banking landscape continues to change.” Other additions to the executive management team are George Bowen who will be the Chief Banking Officer; Edward Eng, who will become the Chief Administrative Officer; and Daniel Kuenzi, who will take over as Chief Credit Officer, following the retirement of Joe Niemer at the end of this year. “While the team is already in place, we will be in a transitional mode for the rest of 2011 to allow ample time for our senior managers to make adjustments,” Wagner added. “These bankers are some of the best in the business, and we are very fortunate to have a team with this much expertise.”

Third Quarter 2011 Financial Highlights (as of, or for the period ended September 30, 2011)

•	Revenues were $21.8 million, compared to $22.4 million in the second quarter of 2011.
•	The interest income generated from the acquired loan portfolios contributed $8.6 million to third quarter revenues and $25.4 million to revenues in the first nine months of 2011.
•	On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 20.01% compared to 18.88% last year. The FDIC requires a 10% Total Risk-Based Capital ratio to be considered well-capitalized.
•	Nonperforming non-covered assets/total assets were 1.75%, compared to 1.83% in the preceding quarter.
•	Tangible book value per common share increased to $10.40, compared to $9.69 a year ago.
•	Net interest margin (NIM) grew 37 basis points to 5.43%, from 5.06% in the year ago quarter.
•	Low cost demand, money market, savings and NOW accounts totaled $904.6 million and make up 61% of total deposits.
•	Net non-covered loans totaled $802.7 million, compared to $810.6 million in the preceding quarter and $819.6 million a year ago.
•	The provision for non-covered loan losses was $2.5 million, compared to $3.0 million in the second quarter of 2011, and $4.0 million in the third quarter a year ago.
•	Loan loss reserves were 2.30% of non-covered loans, up from 2.14% a year ago.

Regional and Acquisitions Update

“While the current economic growth is anything but robust, we are seeing encouraging signs in our market footprint,” Wagner noted. “Loan demand, both in the residential mortgage sector and in business loans, appears to be strengthening and our pipeline of loan applications is better this quarter than it has been in years. Our expanded lending team is doing a good job of serving our existing clients and bringing new relationships to the bank.”

“The acquisitions made last year continue to contribute to solid revenues, above average net interest margin, an improving deposits mix, and overall profitability,” said Shields. “The number of deposit accounts and account balances in transaction accounts continue to grow while time deposits shrink.”

WBCO Reports 3Q11 Profits

October 27, 2011

The resolution of the distressed portion of the covered loan portfolio continues with covered loans down 7% for the quarter and 28% year-over-year. FDIC covered loan balances declined $22.0 million in the third quarter and $109.5 million from a year ago. “As we expected, some of the covered portfolio has been resolved fairly quickly, but that pace will slow considerably as we get deeper into the portfolio,” stated Joe Niemer, Chief Credit Officer. The FDIC indemnification asset was reduced by $2.6 million in the third quarter and $5.6 million year-to-date, due to the speed of the resolution of the acquired loan portfolios. Covered loans, which are loans that are subject to a loss share arrangement with the FDIC as a result of the two assisted transactions, are shown as a separate line item of the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately per generally accepted accounting principles (GAAP) requirements. Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, payoff, or are otherwise resolved.

Credit Quality

Nonperforming, non-covered loans (NPLs) declined by $1.1 million during the third quarter and increased by $5.3 million from the year ago quarter, with more than half the nonperforming loans in residential construction loans in Skagit, Whatcom and Island Counties. “While we were behind most of our peers in seeing the economic recession impacting our loan portfolio, we believe the worst of the recession is behind us and we expect slow, steady improvement in asset quality going forward,” said Niemer. NPL/Loans dropped to 3.27% at the end of the third quarter from 3.37% in the preceding quarter and grew from 2.57% a year ago. Nonperforming, non-covered assets/Total Assets were 1.75% compared to 1.83% in the preceding quarter and 1.40% a year ago. Non-covered other real estate owned (OREO) was $2.5 million, down 8% from the immediate prior quarter and down 40% from a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

Non-Covered NPA by location	Island County	King County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of total Non- Covered NPA by loan type
(dollars in 000s)
9/30/2011
Commercial loans	$417	$—	$285	$3,250	$—	$—	$3,952	13.48%
Real estate mortgage loans:
One-to-four family residential	—	1,233	—	183	—	398	1,814	6.19%
Multi-family and commercial	—	—	1,867	1,147	475	—	3,489	11.90%
Real estate construction loans:
One-to-four family residential	3,101	—	—	8,374	245	5,248	16,968	57.87%
Multi-family and commercial	387	—	—	—	41	—	428	1.46%
Consumer loans:
Direct	199	—	—	—	—	—	199	0.68%
Other Real Estate Owned	611	—	—	1,259	—	600	2,470	8.42%
Total	$4,715	$1,233	$2,152	$14,213	$761	$6,246	$29,320	100.00%

Percent of total Non-Covered NPA by location	16.08%	4.21%	7.34%	48.48%	2.60%	21.30%	100.00%

“With credit metrics improving, we reduced the provision for loan losses in the third quarter moderately,” Shields added. The provision for loan losses on non-covered loans was $2.5 million in the third quarter and brought the allowance for loan losses to $18.9 million, up from $17.9 million in the third quarter a year ago. Total net charge-offs were stable in the third quarter at $3.0 million, or 1.43% of average loans on an annualized basis, compared to $2.8 million, or 1.37% of average loans in the linked quarter, and $3.0 million, or 1.42% of average loans, in the third quarter a year ago. The reserve for loan losses increased to 2.30% of non-covered loans from 2.14% a year ago.

Balance Sheet

Total assets were $1.68 billion at the end of the second and third quarters of 2011, compared to $1.83 billion a year ago. Total non-covered loans were $821.6 million compared to $830.0 million at June 30, 2011, and $837.5 million at the end of September 30, 2010. The non-covered loan portfolio is well diversified with commercial and industrial loans making up 18% and residential mortgages accounting for 5% of the portfolio. Owner-occupied commercial real estate loans represent approximately 25% of the portfolio and non-owner occupied commercial real estate loans account for

WBCO Reports 3Q11 Profits

October 27, 2011

approximately 19% of loans. Indirect consumer loans account for 10% of the portfolio and other consumer loans account for 10%. Construction and land development loans for residential properties represent 8% and commercial construction and land development loans represent 4% of the portfolio.

Net covered loans totaled $276.4 million and covered OREO totaled $25.8 million at September 30, 2011, compared to $298.5 million and $32.7 million, respectively, at the end of the second quarter, as resolution of the covered portfolio proceeded at a somewhat accelerated pace.

Reflecting the planned reduction in time certificates, total deposits were even with the preceding quarter and declined 8% year-over-year to $1.48 billion at September 30, 2011, compared to $1.61 billion a year ago. Noninterest-bearing demand deposits increased 13% year-over-year, representing 14% of total deposits. Year-over-year, money market accounts were level at $336 million, comprising 23% of total deposits; time deposits declined 29% to $576 million and accounted for 39% of total deposits. Core deposits, excluding time deposits over $100,000, represented 84% of all deposits. “We continue to improve our mix of deposits with balances in interest sensitive certificates declining and transaction accounts increasing, both in the number of accounts and total balances,” said McDonald. “In addition, we have not used brokered certificates of deposits for funding other than the CDARS (Certificate of Deposit Account Registry Service) program for local customers, which we consider part of our core deposit base.”

Shareholders’ equity increased 3% in the quarter and decreased 8% year-over-year, due to the first quarter 2011 redemption of the preferred shares and warrants issued under the US Treasury Capital Purchase Program. Tangible shareholder equity was $159.7 million, or $10.40 per share at September 30, 2011, compared to $9.69 a year ago.

Operating Results

Revenue for the third quarter was $21.8 million, compared to $22.4 million in the preceding quarter and $41.8 million in the third quarter a year ago, which was boosted by the $19.9 million pretax bargain purchase gain. For the first nine months of 2011, revenue was $67.4 million compared to $74.4 million in the first nine months of 2010. In the 2011 third quarter, net interest income, before the provision for loan losses, increased 3% to $20.1 million from the linked quarter of $19.5 million and grew 12% from $18.0 million a year ago. Interest income from covered loans contributed $8.6 million to third quarter revenues and $25.4 million to year-to-date revenues.

The collection on the covered asset portfolio generated a $1.1 million gain on disposition of those assets, which was more than offset by a $2.6 million change in the FDIC indemnification asset in the third quarter of 2011. In the immediate prior quarter, noninterest income was augmented by $767,000 in the gain on disposition of covered assets and $1.7 million related to the change in the FDIC indemnification asset. Noninterest income in the second quarter was also boosted by $700,000 gain reflected in other income generated from the sale of the merchant card processing portfolio to a new provider.

Washington Banking’s net interest margin increased 4 basis points from the preceding quarter to 5.43% and expanded 37 basis points from 5.06% in the year ago quarter. For the first nine months of 2011 the net interest margin was 5.42%, compared to 4.76% in the first nine months a year ago. “Our margin benefitted from the contribution of the acquired loan portfolio, which had an average yield of 10.65% during the first nine months of 2011, but can be somewhat variable from one quarter to the next,” Shields noted.

Operating expenses increased 1% from the preceding quarter, and increased 7% from the year ago quarter reflecting the additional personnel costs that resulted from the acquisitions and costs associated with covered and noncovered OREO expenses. Operating expenses were $13.8 million in the third quarter, compared to $13.7 million in the preceding quarter and $12.8 million in the third quarter a year ago. Year-to-date operating expenses increased 28% to $41.5 million from $32.6 million in the first nine months of 2010, reflecting franchise growth. The expenses for covered and noncovered OREO collections were $2.8 million in the first nine months of 2011 compared to $792,000 a year ago.

Conference Call Information

Management will host a conference call on Friday, October 28, 2011 at 10:00 a.m. Pacific Time (1:00 p.m. ET) to discuss the quarterly and year-over-year financial results. The call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing
(480) 629-9692 at 10:00 a.m. PT for conference ID #4477145. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

WBCO Reports 3Q11 Profits

October 27, 2011

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of CityBank and/or North County Bank operations, employees and customers, future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain CityBank and/or North County Bank customers or employees and expenses associated with the integration of acquired bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 3Q11 Profits

October 27, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	September 30,	June 30,	Month	September 30,	Year
	2011	2011	Change	2010	Change
Interest Income
Non-covered Loans	$12,466	$12,575	-1%	$13,407	-7%
Covered Loans	8,614	8,489	1%	6,848	26%
Taxable Investment Securities	1,123	808	39%	699	61%
Tax Exempt Securities	220	219	0%	187	18%
Other	89	66	35%	99	-10%
Total Interest Income	22,512	22,157	2%	21,240	6%

Interest Expense
Deposits	2,310	2,548	-9%	3,075	-25%
Other Borrowings	—	—	0%	59	-100%
Junior Subordinated Debentures	120	121	-1%	135	-11%
Total Interest Expense	2,430	2,669	-9%	3,269	-26%

Net Interest Income	20,082	19,488	3%	17,971	12%
Provision for Loan Losses, Noncovered Loans	2,500	3,000	-17%	3,950	-37%
Provision for Loan Losses, Covered Loans	—	(318)	-100%	—	100%
Net Interest Income after Provision for Loan Losses	17,582	16,806	5%	14,021	25%

Noninterest Income
Service Charges and Fees	956	965	-1%	876	9%
Electronic Banking Income	838	824	2%	627	34%
Investment Products	230	383	-40%	120	92%
Bank Owned Life Insurance Income	84	81	4%	61	38%
Income from the Sale of Loans	215	204	5%	352	-39%
SBA Premium Income	103	151	-32%	126	-18%
Change in FDIC Indemnification Asset	(2,586)	(1,728)	50%	790	-427%
Gain on Disposition of Covered Assets	1,119	767	46%	332	237%
Bargain Purchase Gain on Acquisition	—	—	0%	19,925	-100%
Other Income	472	975	-52%	363	30%
Total Noninterest Income	1,431	2,622	-45%	23,572	-94%

Noninterest Expense
Compensation and Employee Benefits	7,310	6,909	6%	6,615	11%
Occupancy and Equipment	1,660	1,571	6%	1,677	-1%
Office Supplies and Printing	385	470	-18%	415	-7%
Data Processing	446	502	-11%	403	11%
Consulting and Professional Fees	202	201	0%	92	120%
Intangible Amortization	160	158	1%	234	-32%
Merger Related Expenses	70	135	-48%	978	-93%
FDIC Premiums	319	561	-43%	562	-43%
Non-covered OREO & Repossession Expenses	559	341	64%	162	245%
Covered OREO & Repossession Expense	501	349	44%	(34)	-1574%
Other	2,195	2,474	-11%	1,740	26%
Total Noninterest Expense	13,807	13,671	1%	12,844	7%

Income Before Income Taxes	5,206	5,757	-10%	24,749	-79%
Provision for Income Taxes	1,581	1,745	-9%	8,377	-81%
Net Income	3,625	4,012	-10%	16,372	-78%
Preferred Dividends	—	—	100%	415	-100%
Net Income Available to Common Shareholders	$3,625	$4,012	-10%	$15,957	-77%
Earnings per Common Share
Net Income per Share, Basic	$0.24	$0.26	30%	$1.04	-77%

Net Income per Share, Diluted	$0.24	$0.26	37%	$1.03	-77%

Average Number of Common Shares Outstanding	15,343,000	15,334,000		15,309,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,391,000	15,404,000		15,473,000

WBCO Reports 3Q11 Profits

October 27, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	For the Nine Months Ended		One
($ in thousands, except per share data)	September 30,		Year
	2011	2010	Change
Interest Income
Non-covered Loans	$37,670	$39,816	-5%
Covered Loans	25,422	11,225	126%
Taxable Investment Securities	2,724	1,620	68%
Tax Exempt Securities	649	514	26%
Other	200	231	-13%
Total Interest Income	66,665	53,406	25%

Interest Expense
Deposits	7,449	8,383	-11%
Other Borrowings	—	243	-100%
Junior Subordinated Debentures	361	374	-3%
Total Interest Expense	7,810	9,000	-13%

Net Interest Income	58,855	44,406	33%

Provision for Loan Losses, Noncovered Loans	8,500	8,650	-2%
Provision for Loan Losses, Covered Loans	(318)	—	100%
Net Interest Income after Provision for Loan Losses	50,673	35,756	42%

Noninterest Income
Service Charges and Fees	2,884	2,413	20%
Electronic Banking Income	2,355	1,644	43%
Investment Products	835	348	140%
Bank Owned Life Insurance Income	245	241	2%
Income from the Sale of Loans	757	697	9%
SBA Premium Income	375	378	-1%
Change in FDIC Indemnification Asset	(5,630)	1,575	-457%
Gain on Disposition of Covered Assets	4,104	1,065	285%
Bargain Purchase Gain on Acquisition	—	19,925	-100%
Other Income	1,860	1,076	73%
Total Noninterest Income	7,785	29,362	-73%

Noninterest Expense
Compensation and Employee Benefits	21,038	17,471	20%
Occupancy and Equipment	4,898	4,042	21%
Office Supplies and Printing	1,287	1,115	15%
Data Processing	1,418	1,011	40%
Consulting and Professional Fees	847	491	73%
Intangible Amortization	475	425	12%
Merger Related Expenses	324	1,653	-80%
FDIC Premiums	1,469	1,068	38%
Non-covered OREO & Repossession Expenses	1,199	546	120%
Covered OREO & Repossession Expenses	1,620	246	559%
Other	6,957	4,477	55%
Total Noninterest Expense	41,532	32,545	28%

Income Before Income Taxes	16,926	32,573	-48%
Provision for Income Taxes	5,213	10,712	-51%
Net Income	11,713	21,861	-46%
Preferred Dividends	1,084	1,244	-13%
Net Income Available to Common Shareholders	$10,629	$20,617	-48%
Earnings per Common Share
Net Income per Share, Basic	$0.69	$1.35	-49%

Net Income per Share, Diluted	$0.69	$1.33	-48%

Average Number of Common Shares Outstanding	15,339,000	15,303,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,421,000	15,452,000

WBCO Reports 3Q11 Profits

October 27, 2011

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	September 30,	June 30,	Month	September 30,	Year
	2011	2011	Change	2010	Change
Assets
Cash and Due from Banks	$25,051	$22,739	10%	$24,572	2%
Interest-Bearing Deposits with Banks	90,787	140,505	-35%	141,630	-36%
Fed Funds Sold	—	—	100%	4,963	-100%
Total Cash and Cash Equivalents	115,838	163,244	-29%	171,165	-32%
Investment Securities Available for Sale	278,361	186,743	49%	200,448	39%
FHLB Stock	7,576	7,576	0%	7,576	0%
Loans Held for Sale	10,338	2,991	246%	7,785	33%
Loans Receivable	821,635	830,038	-1%	837,485	-2%
Less: Allowance for Loan Losses	(18,936)	(19,407)	-2%	(17,936)	6%
Non-covered Loans, Net	802,699	810,631	-1%	819,549	-2%
Covered Loans, Net Allowance for Loan Losses	276,448	298,478	-7%	385,972	-28%
Premises and Equipment, Net	37,207	37,403	-1%	37,462	-1%
Bank Owned Life Insurance	17,447	17,362	0%	17,217	1%
Goodwill and Other Intangible Assets, net	7,066	7,225	-2%	7,788	-9%
Other Real Estate Owned	2,470	2,671	-8%	4,095	-40%
Covered Other Real Estate Owned	25,773	32,690	-21%	28,254	-9%
FDIC Indemnification Asset	78,298	89,906	-13%	124,969	-37%
Other Assets	19,293	20,368	-5%	18,868	2%
Total Assets	$1,678,814	$1,677,288	0%	$1,831,148	-8%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$211,403	$198,465	7%	$187,009	13%
NOW Accounts	257,506	224,567	15%	194,370	32%
Money Market	336,680	354,111	-5%	336,329	0%
Savings	98,974	95,483	4%	88,085	12%
Time Deposits	575,585	610,286	-6%	805,471	-29%
Total Deposits	1,480,148	1,482,912	0%	1,611,264	-8%

Other Borrowed Funds	—	—	0%	—	100%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	6,141	7,312	-16%	12,768	-52%
Total Liabilities	1,512,063	1,515,998	0%	1,649,806	-8%
Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); no
shares issued and outstanding at 9/30/11 and 6/30/11
and 26,380 at 9/30/10	—	—	0%	25,249	-100%
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,357,466 at 9/30/11,
15,343,760 at 6/30/11 and 15,310,893 at 9/30/10	84,209	83,982	0%	85,123	-1%
Retained Earnings	79,636	76,780	4%	68,781	16%
Other Comprehensive Income	2,906	528	450%	2,189	33%
Total Shareholders' Equity	166,751	161,290	3%	181,342	-8%
Total Liabilities and Shareholders' Equity	$1,678,814	$1,677,288	0%	$1,831,148	-8%

WBCO Reports 3Q11 Profits

October 27, 2011

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
($ in thousands, except per share data)	September 30,	June 30,	March 31,	September 30,	September 30,
	2011	2011	2011	2010	2011	2010
Revenues (1) (2)	$21,765	$22,365	$23,270	$41,783	$67,397	$74,436

Averages
Total Assets	$1,687,418	$1,680,799	$1,687,328	$1,603,588	$1,684,854	$1,391,047
Non-covered Loans and Loans Held for Sale	828,367	833,562	835,635	842,730	832,495	830,870
Covered Loans	287,232	318,507	352,222	275,254	319,082	177,868
Interest Earning Assets	1,485,875	1,467,262	1,462,450	1,426,771	1,471,508	1,265,325
Deposits	1,491,112	1,490,227	1,461,114	1,378,462	1,492,234	1,183,362
Common Shareholders' Equity	$163,486	$158,604	$159,135	$166,206	$160,424	$162,882

Financial Ratios
Return on Average Assets, Annualized	0.85%	0.96%	0.98%	4.05%	0.93%	2.10%
Return on Average Common Equity, Annualized(3)	8.80%	10.15%	7.63%	38.09%	8.86%	16.92%
Efficiency Ratio (2)	63.44%	61.13%	60.40%	30.74%	61.62%	43.72%
Yield on Earning Assets (2)	6.08%	6.12%	6.18%	5.97%	6.13%	5.71%
Cost of Interest Bearing Liabilities	0.74%	0.81%	0.82%	1.04%	0.79%	1.13%
Net Interest Spread	5.34%	5.31%	5.35%	4.93%	5.34%	4.59%
Net Interest Margin (2)	5.43%	5.39%	5.42%	5.06%	5.42%	4.76%

Tangible Book Value Per Share (4)	$10.40	$10.04	$9.77	$9.69	$10.40	$9.69
Tangible Common Equity (4)	9.55%	9.23%	8.93%	8.13%	9.55%	8.13%

	September 30,	June 30,	March 31,	September 30,	Regulatory Requirements
	2011	2011	2011	2010	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (5)	20.01%	19.50%	19.04%	18.88%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated (5)	18.75%	18.24%	17.78%	17.63%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated (5)	11.16%	10.67%	10.46%	12.40%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank (5)	18.82%	18.90%	18.44%	18.61%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (5)	17.56%	17.65%	17.18%	17.35%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (5)	10.46%	10.31%	10.10%	12.20%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3) Return on average common equity is adjusted for preferred stock dividends.

(4) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.

(5) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 3Q11 Profits

October 27, 2011

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
($ in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$19,407	$19,238	$16,975	$18,812	$16,212
Indirect Loans:
Charge-offs	(260)	(277)	(352)	(884)	(1,150)
Recoveries	91	245	168	472	554
Indirect Net Charge-offs	(169)	(32)	(184)	(412)	(596)

Other Loans:
Charge-offs	(3,317)	(2,992)	(2,863)	(8,861)	(6,703)
Recoveries	515	193	58	897	373
Other Net Charge-offs	(2,802)	(2,799)	(2,805)	(7,964)	(6,330)

Total Net Charge-offs	(2,971)	(2,831)	(2,989)	(8,376)	(6,926)
Provision for Loan Losses, Non-covered Loans	2,500	3,000	3,950	8,500	8,650
Balance at End of Period	$18,936	$19,407	$17,936	$18,936	$17,936

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	0.79%	0.14%	0.74%	0.62%	0.77%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized (1)	1.50%	1.51%	1.51%	1.44%	1.17%
Net Charge-offs to Average Total Loans (1)	1.43%	1.37%	1.42%	1.35%	1.12%

	September 30,	June 30,	September 30,
	2011	2011	2010
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$26,850	$27,952	$21,518
Non-Covered Other Real Estate Owned	2,470	2,671	4,095
Total Nonperforming Non-Covered Assets	$29,320	$30,623	$25,613
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	3.27%	3.37%	2.57%
Nonperforming Non-Covered Assets to Assets	1.75%	1.83%	1.40%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	70.52%	69.43%	83.35%
Allowance for Loan Losses to Non-Covered Loans	2.30%	2.34%	2.14%

Non-Covered Loan Composition
Commercial	$148,525	$153,775	$147,161
Real Estate Mortgages
One-to-Four Family Residential	42,965	44,255	47,723
Commercial	359,933	358,748	351,560
Real Estate Construction
One-to-Four Family Residential	66,414	66,201	69,341
Commercial	36,743	35,833	38,943
Consumer
Indirect	83,921	85,900	93,356
Direct	81,067	83,211	87,148
Deferred Fees	2,067	2,116	2,252
Total Non-Covered Loans	$821,635	$830,039	$837,485

Time Deposit Composition
Time Deposits $100,000 and more	$240,818	$253,606	$321,224
All other time deposits	326,854	348,528	466,904
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	7,913	8,152	17,344
Non-CDARS	—	—	-
Total Time Deposits	$575,585	$610,286	$805,472

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 3Q11 Profits

October 27, 2011

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

	Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

GAAP Earnings Available to Common Shareholders	$3,625	$4,012	$15,957	$10,629	$20,617
Provision for Income Taxes	1,581	1,745	8,377	5,213	10,712
GAAP Earnings Available to Common Shareholders before Provision for Income Taxes	5,206	5,757	24,334	15,842	31,329
Adjustments to GAAP Earnings Available to Common Shareholders
Gain on Acquisitions	—	—	(19,925)	—	(19,925)
Acquisition-Related Costs	70	135	978	324	1,653
Accelerated Accretion of Remaining Preferred Stock Discount	—	—	—	1,046	—
Operating Earnings Before Taxes	5,276	5,892	5,387	17,212	13,057
Provision for Income Taxes	(1,847)	(2,062)	(1,885)	(6,024)	(4,570)
Net Operating Earnings	$3,430	$3,830	$3,502	$11,188	$8,487

Diluted GAAP Earnings per Common Share	$0.24	$0.26	$1.03	$0.69	$1.33
Diluted Operating Earnings per Common Share	$0.22	$0.25	$0.23	$0.73	$0.55

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	September 30,	June 30,	September 30,
($ in thousands, except per share data)	2011	2011	2010

Total Shareholders' Equity	$166,751	$161,290	$181,342
Adjustments to Shareholders' Equity
Preferred Stock	—	—	(25,249)
Other Intangible Assets, net (1)	(7,066)	(7,225)	(7,788)
Tangible Common Equity	159,685	154,065	148,305

Total Assets	$1,678,814	$1,677,288	$1,831,148
Adjustments to Total Assets
Other Intangible Assets, net (1)	(7,066)	(7,225)	(7,788)
Tangible Assets	1,671,748	1,670,063	1,823,360

Common Shares Outstanding at Period End	15,357,466	15,343,760	15,310,893

Tangible Common Equity	9.55%	9.23%	8.13%
Tangible Book Value per Common Share	$10.40	$10.04	$9.69

(1) Other intangible assets, net excludes mortgage servicing rights.

Note: Transmitted on GlobeNewswire on October 27, 2011 at 1:00 p.m. PT.